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                                                                    EXHIBIT 23.2




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of En Pointe Technologies, Inc. on Form S-8 of our report dated December 15, 1995, except for the effects of the stock split in Note 1 as to which the date is March 15, 1996: Note 3 as to which the date is April 18, 1996; and Note 8 as to which the date is April 30, 1996, on our audit of the financial statements and financial statement schedule of En Pointe Technologies, Inc. as of September 30, 1995 and 1994 and for the period from January 25, 1993 (date of inception) through September 30, 1993 and for each of the two years in the period ended September 30, 1995, which report is included in the Company's Amendment No. 2 to Form S-1 Registration Statement (File No. 333-2046).




                                             COOPERS & LYBRAND L.L.P.
Sherman Oaks, California
June 18, 1996